FIRST AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

INVESTMENT ADVISORY AGREEMENT

with

MAIRS & POWER, INC.

THIS FIRST AMENDMENT dated as of June 13, 2022, to the Investment Advisory Agreement dated as of August 18, 2020 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (the “Fund”), and MAIRS & POWER, INC. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend Section 14 of the Agreement to clarify the intent of the parties that the original term of the Agreement was to be effective at the time the Fund commenced operations and will continue for an initial term of two years from such date; and

WHEREAS, the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Section 14 of the Agreement is hereby superseded and replaced with the following:

14. TERM. This Agreement became effective with respect to the Mairs & Power Minnesota Municipal Bond ETF at the time the Fund commenced operations on March 11, 2021 pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, and shall continue for an initial term of two years thereafter, unless sooner terminated as hereinafter provided. This Agreement shall continue in effect thereafter for additional periods not exceeding one year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act. With respect to any Fund that is not a current Fund (“New Fund”) this Agreement shall become effective at the time such New Fund commences operations pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended, provided that with respect to any New Fund, this Agreement shall not take effect unless it has been approved (1) by a vote of a majority of the members of the Board, including a majority of the Independent Trustees, cast in person (or in another manner permitted by the Investment Company Act or pursuant to exemptive relief therefrom) at a meeting called for the purpose of voting on such approval and (2) by vote of a majority of that New Fund’s outstanding voting securities. For any New Fund, this Agreement shall continue in effect unless sooner terminated, as provided herein, for two years from the commencement of operations of each New Fund and shall continue from year to year thereafter, provided each continuance is specifically approved at least annually by (a) the vote of a majority of the members of the Board or (b) a vote of a majority of the outstanding voting securities of the New Fund, provided that in either event the continuance is also approved by a majority of the Independent Trustees, by vote cast in person (or in another manner permitted by the Investment Company Act or pursuant to exemptive relief therefrom) at a meeting called for the purpose of voting on such approval.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS on behalf its series listed on Schedule A	MAIRS & POWER, INC.

By: /s/ John P. Buckel	By: /s/ Robert W. Mairs
Name: John P. Buckel	Name: Robert W. Mairs
Title: President	Title: President, General Counsel, CCO